EXHIBIT 21.1

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

SUBSIDIARIES

Subsidiary	Jurisdiction or State of Organization
Allscripts Holdings, LLC	Delaware

Allscripts Holdings 2, LLC	Delaware

Coniston Exchange, LLC	Delaware

Allscripts Healthcare US, LP	Delaware

Allscripts Healthcare, LLC	North Carolina

Allscripts Managed Services, LLC	Delaware

Allscripts Software, LLC	Delaware

Allscripts Analytics, LLC	Delaware

Allscripts Next, LLC	Delaware

2bPrecise, LLC	Delaware

2bPrecise Ltd.	Israel

PF2 EIS LLC	Delaware

Nathan Holding LLC	Delaware

PF2 Enterprise Information Solutions Canada	Canada

Allscripts Canada Corporation	Canada

Allscripts Healthcare IT (Canada) Corporation (f/k/a NantHealth Canada, Inc.)	Canada

Allscripts Healthcare International Holdings, LLC	Delaware

Allscripts (Mauritius) Limited	Mauritius

Allscripts (India) LLP	India

Nant Health Technologies Private Limited	India

Allscripts Healthcare IT (Malaysia) SDN. BHD.	Malaysia

Allscripts Healthcare IT (Singapore) PTE. LTD.	Singapore

Allscripts Healthcare IT (Australia) PTY. LTD.	Australia

Allscripts Healthcare (IT) UK LTD.	United Kingdom

Allscripts (United Kingdom) Limited	United Kingdom

dbMotion, Ltd.	Israel

dbMotion, Inc.	Delaware

Allscripts IHC, LLC	Delaware

Careport Health, LLC.	North Carolina

Allscripts C.V.	Netherlands

Allscripts B.V.	Netherlands

Allscripts Healthcare IT (Mauritius) Limited	Mauritius

Core Medical Solutions Holdings PTY LTD.	Australia

Core Medical Solutions PTY LTD.	Australia